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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                               NOVEMBER 20, 1995

Heritage Media Corporation
One Galleria Tower
13355 Noel Road, Suite 1500
Dallas, Texas 75240

Gentlemen:

    We have served as counsel for Heritage Media Corporation, an Iowa corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed issuance of 1,706,661 shares, subject to possible adjustment (the "Shares"), of Common Stock of the Company to be issued in connection with that certain Agreement and Plan of Merger, dated as of October 23, 1995 (the "Merger
Agreement"), by and among the Company, Arch Acquisition Corp. and DIMAC Corporation.

    With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, if and when issued in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement, will be duly and validly authorized, issued and outstanding and fully paid and nonassessable.

    We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."

                                          Very truly yours,

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